Filed Pursuant to Rule 433 Registration No. 333-255899 and 333-255899-02

Joint Leads: Mizuho (str), Citi, Lloyds, TD

Co-Managers: BNP, HSBC, MUFG, US Banc

Anticipated Capital Structure:

CLS	AMT($MM)	WAL	M/S*	E.FIN	L.FIN	BENCH	SPRD	YLD%	CPN%	$PX

A-1	180.000	0.23	P-1/A-1+	08/22	03/23	IntL	+5	0.49597	0.49597	100.00000
A-2	365.000	0.97	Aaa/AAA	09/23	11/24	EDSF	+8	1.328	1.32	99.99584
A-3	365.000	2.31	Aaa/AAA	06/25	08/26	IntS	+8	1.876	1.86	99.98039
A-4	90.000	3.66	Aaa/AAA	02/26	12/29	IntS	+14	2.087	2.07	99.97196

* Expected ratings

Deal Summary:

*	Transaction Size	:	$1.00bln
*	Rating Agencies	:	Moody’s / S&P
*	Format	:	SEC Registered
*	Ticker	:	NAROT 2022-A
*	Settlement	:	February 23, 2022
*	First Pay	:	March 15, 2022
*	Min Denoms	:	$1k x $1k
*	U.S. RR = Yes, Euro RR = No
*	ERISA Eligible	:	Yes
*	Bill & Deliver	:	Mizuho

Available Information:

*  Preliminary Prospectus and FWP (Attached)

*  Roadshow: www.dealroadshow.com

Passcode: NAROT22A

*  Intex CDI File (Attached)

*  Intex Dealname: mznarot22a_base

Password: 2KUU

CUSIPS:

A-1:   65479QAA5

A-2:   65479QAB3

A-3:   65479QAC1

A-4:   65479QAD9

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403